UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 1, 2017

OWC PHARMACEUTICAL RESEARCH CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

30 Shacham Street. P.O.B. 8324 Petach Tikva, Israel	4918103
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s Telephone Number, including area code: 972 (0) 3-758-2657

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2017, OWC Pharmaceutical Research Corp. (the “Registrant”) appointed Mr. Yossi Dagan as Chief Financial Officer of the Registrant and its wholly-owned Israeli subsidiary, One World Cannabis Ltd.

Yossi Dagan, age 42, Chief Financial Officer: Mr. Dagan is a Certified Public Accountant. From 2015 to present, Mr. Dagan has served as CFO of Top Image Systems Ltd (NASDAQ: TISA), a reporting company under the Securities Exchange Act of 1934 organized under the laws of Israel. TISA is a global company that employs 220 employees, principally in the US, Israel, Germany, UK, Singapore, Japan and Brazil. Prior to his position as CFO of TISA, Mr. Dagan served as VP of Finance at Kenshoo, an Israeli based global SaaS company employing 600 employees. At Kenshoo, Yossi was responsible for all aspects of Finance, including leading the financial planning and analysis team through a $100 million budget preparation which included revenue modeling, forecasting and application of other economic models. Prior to Kenshoo, Mr. Dagan served as Corporate Controller at Imperva Inc. (NYSE: IMPV), a leading provider of cyber security solutions in the cloud and on premises that protect business-critical data and applications. At Imperva, he was responsible for all accounting, tax and treasury operations and was centrally involved in the company moving from an early stage start-up through an IPO to become a successful global public company. Prior to Imperva, Mr. Dagan was a manager at PriceWaterhouseCoopers. He holds a CPA and a BA in Accounting and Business from The College of Management.

Mr. Dagan began his accounting career at PriceWaterhouseCoopers in Israel in 2003, received his degree as a Certified Public Accountant in Israel in 2005 and received his Bachelor of Business degree with a major in accounting in 2003 from The College of Management, Rishon Le’Zion, Israel.

SIGNATURE

OWC Pharmaceutical Research Corp.

By:	/s/ Mordechai Bignitz
Name:	Mordechai Bignitz
Title:	Chief Executive Officer

Date: July 3, 2017